EXHIBIT 99

MBT Financial Corp. Announces Second Quarter 2012 Profit

MONROE, Mich., August 2, 2012 – MBT Financial Corp., (Nasdaq: MBTF), the parent company of Monroe Bank & Trust, reported a net profit of $253,000, or $0.01 per share (basic and diluted), in the second quarter of 2012, compared to the loss of $783,000, or $0.05 per share in the second quarter of 2011. The year to date profit is $1,470,000, or $0.08 per share (basic and diluted), compared to a loss of $4,825,000, or $0.28 per share in the first six months of 2011. This is the fourth consecutive quarterly profit for the company.

The net interest margin increased from 3.06% in the second quarter of 2011 to 3.15% in the second quarter of 2012. The decrease in non accrual loans, from $66.4 million a year ago to $40.1 million, as well as a 49 basis point decrease in the cost of interest bearing liabilities, contributed to the increase in the net interest margin. Although average earning assets decreased $5.0 million, the increase in the net interest margin resulted in an increase of $206,000, or 2.4% in the net interest income.

The provision for loan losses decreased from $2.9 million last year to $1.1 million in the second quarter of 2012 due to a decrease in the net charge offs from $3.6 million to $2.0 million, and due to a reduction in the allowance for loan losses to reflect an improvement in loan quality and a decrease in the size of the loan portfolio.

Non interest income decreased $294,000, or 7.6% due to lower income from wealth management services and bank owned life insurance policies. Origination fees on mortgage loans sold increased 137.2% from $86,000 to $204,000 as mortgage loan activity has increased significantly in 2012. For the first six months of 2012, mortgage loan origination fees have increased by 92.9%.

Total non interest expenses decreased $747,000, or 7.2% compared to the second quarter of 2011. The decrease in expenses was mainly due to lower losses on sales and write downs of Other Real Estate Owned (OREO) as well as declines in legal expenses, premiums paid for FDIC deposit insurance, and carrying costs of OREO properties. Real estate values have stabilized in the Bank’s market area, diminishing the need to write down the carrying values of foreclosed properties held for sale.

The Company recorded a tax provision of $1.4 million in the second quarter of 2012 to reflect potential additional tax expense resulting from an ongoing Internal Revenue Service audit of the Company’s 2007 through 2009 tax years. The Company expects the audit to conclude in the near future and does not agree with the IRS’ current position on several preliminarily proposed adjustments arising from the audit. Most importantly, the IRS has taken a position challenging the validity of the deductibility of our fully substantiated bad debt losses during the 2007-2009 tax years under audit. While we cannot predict the outcome of the IRS audit, or any appeal we may take as a result of an IRS assessment from the audit, we believe that our position on the validity and the timing of our deductions for bad debt losses is correct. We have consistently complied with regulatory guidelines concerning the treatment of bad debt, and feel strongly that we have recognized our loan losses appropriately. We are evaluating with our legal and tax advisors our rights to appeal a determination by the IRS to assess additional tax based on their methodology and views, which are inconsistent with those of our bank regulatory approved loan losses for the periods under audit. Our additional $1.4 million tax provision is taken to reflect the expected costs to cover a recent offer we made in settlement to end the tax audit that has now spanned nearly two years, and to avoid further legal and accounting fees. A significant portion of the adjustment to taxable income for the years under audit relates to timing of the deduction of expenses, and this would normally be recorded as an increase in the deferred tax asset. Due to the company’s large net operating loss carry forward, we are maintaining a valuation allowance of 100% of our deferred tax asset, which requires us to record a tax expense for the proposed audit settlement. The accrual for our proposed settlement increased our total deferred tax asset valuation allowance to $25.2 million, which could be recovered in earnings as we continue to demonstrate our return to long term profitability.

Total assets of the company decreased $2.8 million compared to December 31, 2011, with total loans decreasing $11.9 million and cash and investments increasing $11.4 million. Compared to a year ago, total assets increased $2.8 million, or 0.2%, with total loans decreasing $48.9 million. Total loans increased $1.3 million, or 0.2% during the second quarter of 2012, which is the first quarterly increase in loans since the third quarter of 2007. Capital increased $1.1 million since the beginning of the year, and with the decrease in assets, the ratio of equity to assets increased from 6.12% at December 31, 2011 to 6.22% at June 30, 2012. The Tier 1 Leverage ratio, which is one of the primary ratios used by banking regulators, increased from 6.03% as of December 31, 2011 to 6.14% as of June 30, 2012. The Bank remains adequately capitalized as measured by applicable regulatory standards. The company’s liquidity position remained very strong, with cash and investments increasing from 37.7% of assets at the end of 2011 to 38.7% at June 30, 2012.

Economic conditions in southeast Michigan continue to slowly improve, and this is having a positive impact on our asset quality. Non accrual loans decreased $26.3 million, or 39.6% compared to a year ago and are now at their lowest level since the third quarter of 2008. We are continuing to see an improvement in real estate sales activity and prices, and that has helped us reduce the amount of Other Real Estate Owned. Our total OREO decreased $8.6 million, or 40.2% compared to a year ago. Total problem assets, which include non performing assets and problem loans that are still performing, decreased to $126.8 million at June 30, 2012, which is an improvement of 13.0% compared to a year ago. This marks the fifth consecutive quarterly decrease in problem assets.

H. Douglas Chaffin, President and CEO, commented, “We are pleased to report a fourth consecutive profit this quarter, especially since the profitability is the direct result of the continued improvement in our asset quality. As the economic conditions continue to slowly improve, we will continue to see improvements in our asset quality and earnings. Loan demand is beginning to improve, and this will help our net interest margin and net interest income improve also. We continue to have a solid deposit base, a very liquid balance sheet, and adequate capital, so we are well positioned for increased lending activity.”

Mr. Chaffin concluded, “Local and national economic indicators are reflecting some weakness in the recovery, but we remain cautiously optimistic. While we remain concerned about the effect of global and national issues on our local economy, we are pleased with our progress for the first six months of 2012. We will continue to focus our efforts on improving asset quality, maintaining liquidity, seeking new sources of revenue and capital, and controlling expenses. Our current environment is still challenging, but we remain confident in our ability to maintain our position as the premier independent provider of financial services in the communities we serve.”

Conference Call

MBT Financial Corp. will hold a conference call to discuss the second quarter results on Friday, August 3, 2012, at 10:00 a.m. Eastern Time. The call will be webcast and can be accessed at the Investor Relations/Corporate Profile page of MBT Financial Corp.’s web site www.mbandt.com. The call can also be accessed in the United States by calling toll free (877) 317-6789. The toll free number for callers in Canada is (866) 605-3852 and international callers can access the call at (412) 317-6789. The event will be archived on the Company’s web site and available for twelve months following the call.

About the Company

MBT Financial Corp. (NASDAQ: MBTF), a single bank holding company headquartered in Monroe, Michigan, is the parent company of Monroe Bank & Trust (MBT).

Founded in 1858, MBT is one of the largest community banks in Southeast Michigan. MBT is a full-service bank, offering a complete range of business and personal accounts, credit options, and phone and online banking services. MBT’s Wealth Management Group is one of the largest and most respected in Southeastern Michigan. With 24 offices, 40 ATMs, and a comprehensive array of products and services, MBT prides itself in offering an incomparable banking experience for its customers. Visit MBT’s web site at www.mbandt.com.

Forward-Looking Statements

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, change in the financial and securities markets, including changes with respect to the market value of our financial assets, the availability of and costs associated with sources of liquidity, and the ability of the Company to resolve or dispose of problem loans. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

MBT FINANCIAL CORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS - UNAUDITED

	Quarterly					Year to Date
	2012	2012	2011	2011	2011
(dollars in thousands except per share data)	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2012	2011

EARNINGS
Net interest income	$8,784	$8,928	$8,824	$8,956	$8,578	$17,712	$17,347
FTE Net interest income	$8,936	$9,105	$8,981	$9,113	$8,737	$18,041	$17,686
Provision for loan and lease losses	$1,050	$2,250	$2,500	$2,700	$2,850	$3,300	$8,600
Non interest income	$3,564	$4,677	$6,390	$4,319	$3,858	$8,241	$7,521
Non interest expense	$9,622	$10,012	$11,783	$9,943	$10,369	$19,634	$21,093
Net income (loss)	$253	$1,217	$431	$632	$(783)	$1,470	$(4,825)
Basic earnings (loss) per share	$0.01	$0.07	$0.02	$0.04	$(0.05)	$0.08	$(0.28)
Diluted earnings (loss) per share	$0.01	$0.07	$0.02	$0.04	$(0.05)	$0.08	$(0.28)
Average shares outstanding	17,315,696	17,304,781	17,285,762	17,274,436	17,265,075	17,310,239	17,260,797
Average diluted shares outstanding	17,382,419	17,347,641	17,285,762	17,274,436	17,265,075	17,340,291	17,260,797

PERFORMANCE RATIOS
Return on average assets	0.08%	0.39%	0.14%	0.20%	-0.25%	0.24%	-0.77%
Return on average common equity	1.33%	6.39%	2.26%	3.39%	-4.46%	3.86%	-13.44%

Base Margin	3.06%	3.10%	3.07%	3.06%	2.97%	3.08%	3.00%
FTE Adjustment	0.05%	0.06%	0.06%	0.05%	0.06%	0.06%	0.06%
Loan Fees	0.04%	0.03%	0.03%	0.05%	0.03%	0.04%	0.03%
FTE Net Interest Margin	3.15%	3.19%	3.16%	3.16%	3.06%	3.18%	3.09%

Efficiency ratio	68.86%	73.19%	68.80%	66.26%	70.89%	70.97%	71.98%
Full-time equivalent employees	348	349	349	352	349	349	347

CAPITAL
Average equity to average assets	6.21%	6.16%	6.14%	5.93%	5.64%	6.18%	5.75%
Book value per share	$4.43	$4.38	$4.38	$4.34	$4.23	$4.43	$4.23
Cash dividend per share	$-	$-	$-	$-	$-	$-	$-

ASSET QUALITY
Loan Charge-Offs	$2,369	$2,832	$3,733	$4,105	$3,970	$5,201	$8,034
Loan Recoveries	$324	$198	$229	$645	$322	$522	$840
Net Charge-Offs	$2,045	$2,634	$3,504	$3,460	$3,648	$4,679	$7,194

Allowance for loan and lease losses	$19,486	$20,481	$20,865	$21,869	$22,629	$19,486	$22,629

Nonaccrual Loans	$40,139	$45,436	$50,717	$57,673	$66,433	$40,139	$66,433
Loans 90 days past due	$2	$2	$20	$29	$240	$2	$240
Restructured loans	$26,134	$25,954	$24,774	$16,023	$11,595	$26,134	$11,595
Total non performing loans	$66,275	$71,392	$75,511	$73,725	$78,268	$66,275	$78,268
Other real estate owned & other assets	$12,777	$14,277	$16,711	$18,739	$21,365	$12,777	$21,365
Nonaccrual Investment Securities	$2,829	$2,888	$2,984	$2,749	$2,810	$2,829	$2,810
Total non performing assets	$81,881	$88,557	$95,206	$95,213	$102,443	$81,881	$102,443
Problem Loans Still Performing	$44,918	$40,592	$41,558	$46,869	$43,220	$44,918	$43,220
Total Problem Assets	$126,799	$129,149	$136,764	$142,082	$145,663	$126,799	$145,663

Net loan charge-offs to average loans	1.23%	1.57%	2.01%	1.92%	2.02%	1.40%	1.98%
Allowance for losses to total loans	2.91%	3.07%	3.07%	3.11%	3.15%	2.91%	3.15%
Non performing loans to gross loans	9.91%	10.70%	11.10%	10.48%	10.91%	9.91%	10.91%
Non performing assets to total assets	6.63%	7.08%	7.69%	7.65%	8.31%	6.63%	8.31%
Allowance to non performing loans	29.40%	28.69%	27.63%	29.66%	28.91%	29.40%	28.91%

END OF PERIOD BALANCES
Loans and leases	$668,604	$667,294	$680,510	$703,430	$717,488	$668,604	$717,488
Total earning assets	$1,138,191	$1,152,128	$1,139,172	$1,139,469	$1,126,022	$1,138,191	$1,126,022
Total assets	$1,235,271	$1,250,449	$1,238,027	$1,245,401	$1,232,438	$1,235,271	$1,232,438
Deposits	$1,017,502	$1,035,550	$1,022,310	$1,029,647	$1,018,304	$1,017,502	$1,018,304
Interest Bearing Liabilities	$976,218	$998,226	$984,593	$995,463	$996,239	$976,218	$996,239
Shareholders' equity	$76,784	$75,899	$75,711	$74,930	$72,975	$76,784	$72,975
Total Shares Outstanding	17,318,153	17,312,707	17,291,729	17,279,696	17,269,225	17,318,153	17,269,225

AVERAGE BALANCES
Loans and leases	$668,632	$672,907	$690,569	$713,433	$723,146	$670,768	$733,804
Total earning assets	$1,140,410	$1,145,865	$1,129,960	$1,143,238	$1,145,448	$1,143,134	$1,154,432
Total assets	$1,234,984	$1,242,995	$1,231,959	$1,245,574	$1,247,979	$1,238,990	$1,259,045
Deposits	$1,019,305	$1,027,501	$1,015,703	$1,031,682	$1,031,232	$1,023,402	$1,037,859
Interest Bearing Liabilities	$980,007	$993,711	$977,956	$1,004,620	$1,020,396	$986,859	$1,030,376
Shareholders' equity	$76,637	$76,625	$75,673	$73,881	$70,401	$76,631	$72,371

MBT FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

	Quarter Ended June 30,		Six Months Ended June 30,
Dollars in thousands (except per share data)	2012	2011	2012	2011
Interest Income
Interest and fees on loans	$8,938	$9,992	$18,077	$20,344
Interest on investment securities-
Tax-exempt	355	351	735	723
Taxable	1,995	2,121	4,129	4,161
Interest on balances due from banks	46	30	89	68
Total interest income	11,334	12,494	23,030	25,296
Interest Expense
Interest on deposits	1,637	2,960	3,476	5,975
Interest on borrowed funds	913	956	1,842	1,974
Total interest expense	2,550	3,916	5,318	7,949
Net Interest Income	8,784	8,578	17,712	17,347
Provision For Loan Losses	1,050	2,850	3,300	8,600
Net Interest Income After
Provision For Loan Losses	7,734	5,728	14,412	8,747
Other Income
Income from wealth management services	828	996	1,796	1,983
Service charges and other fees	1,125	1,179	2,215	2,296
Net gain (loss) on sales of securities	40	29	1,140	96
Origination fees on mortgage loans sold	204	86	326	169
Bank Owned Life Insurance income	333	390	703	802
Other	1,034	1,178	2,061	2,175
Total other income	3,564	3,858	8,241	7,521
Other Expenses
Salaries and employee benefits	4,953	4,884	10,059	9,733
Occupancy expense	626	688	1,351	1,465
Equipment expense	746	748	1,549	1,442
Marketing expense	175	235	373	481
Professional fees	524	594	1,112	1,293
Collection expense	98	57	160	134
Net loss on other real estate owned	230	884	499	2,125
Other real estate owned expense	439	564	908	872
FDIC deposit insurance assessment	694	790	1,373	1,636
Other	1,137	925	2,250	1,912
Total other expenses	9,622	10,369	19,634	21,093
Profit (Loss) Before Income Taxes	1,676	(783)	3,019	(4,825)
Income Tax Expense	1,423	-	1,549	-
Net Profit (Loss)	$253	$(783)	$1,470	$(4,825)
Basic Earnings (Loss) Per Common Share	$0.01	$(0.05)	$0.08	$(0.28)
Diluted Earnings (Loss) Per Common Share	$0.01	$(0.05)	$0.08	$(0.28)
Dividends Declared Per Common Share	$-	$-	$-	$-

MBT FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS

	June 30, 2012	December 31,
Dollars in thousands	(Unaudited)	2011
Assets
Cash and Cash Equivalents
Cash and due from banks
Non-interest bearing	$18,705	$18,201
Interest bearing	67,088	57,794
Total cash and cash equivalents	85,793	75,995
Securities - Held to Maturity	30,577	35,364
Securities - Available for Sale	361,317	354,899
Federal Home Loan Bank stock - at cost	10,605	10,605
Loans held for sale	1,376	1,035
Loans	667,228	679,475
Allowance for Loan Losses	(19,486)	(20,865)
Loans - Net	647,742	658,610
Accrued interest receivable and other assets	7,938	7,700
Other Real Estate Owned	12,756	16,650
Bank Owned Life Insurance	48,356	47,653
Premises and Equipment - Net	28,811	29,516
Total assets	$1,235,271	$1,238,027
Liabilities
Deposits:
Non-interest bearing	$168,419	$164,852
Interest-bearing	849,083	857,458
Total deposits	1,017,502	1,022,310
Federal Home Loan Bank advances	107,000	107,000
Repurchase agreements	20,000	20,000
Accrued interest payable and other liabilities	13,985	13,006
Total liabilities	1,158,487	1,162,316
Shareholders' Equity
Common stock (no par value)	2,156	2,099
Retained Earnings	74,205	72,735
Unearned Compensation	(47)	(87)
Accumulated other comprehensive income (loss)	470	964
Total shareholders' equity	76,784	75,711
Total liabilities and shareholders' equity	$1,235,271	$1,238,027

FOR FURTHER INFORMATION:

H. Douglas Chaffin	John L. Skibski	Mary Jane Town
Chief Executive Officer	Chief Financial Officer	Marketing Officer
(734) 384-8123	(734) 242-1879	(734) 240-2510
doug.chaffin@mbandt.com	john.skibski@mbandt.com	maryjane.town@mbandt.com